PRINCIPAL FUNDS, INC.
AMENDED AND RESTATED SUB‑ADVISORY AGREEMENT
ROBERT W. BAIRD & CO. INCORPORATED SUB-ADVISED FUND

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT (the “Agreement”) executed as of the January 1, 2020, by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (hereinafter called "the Manager"), and ROBERT W. BAIRD & CO. INCORPORATED, a Wisconsin Corporation (hereinafter called “the Sub-Advisor”).

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each series of the Principal Funds, Inc., (the "Fund"), an open‑end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub‑Advisor to furnish it with portfolio selection in connection with the investment advisory services for each series of the Fund identified in Appendix A (hereinafter called the “Series”), which the Manager has agreed to provide to the Fund, and the Sub‑Advisor desires to furnish such services on the terms and conditions set forth herein; and

WHEREAS, the Manager and the Sub-Advisor agree to amend and restate the Sub-Advisory Agreement between the Manager and the Sub-Advisor dated June 30, 2017 with this Agreement; and

WHEREAS, the Manager has furnished the Sub‑Advisor with copies properly certified or authenticated of each of the following:

(a)	The Amended and Restated Management Agreement between the Fund and the Manager (the "Management Agreement") with the Fund;

(b)	The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission (“SEC”);

(c)	The Fund's Articles of Incorporation and By‑laws;

(d)	Policies, procedures or instructions adopted or approved by the Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub‑Advisor

In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub‑Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of the Series, subject to the supervision and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub‑Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall provide such services with respect to the portion of the assets of the Series allocated to it for management from time to time by the Manager. The Sub‑Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized herein, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub‑Advisor

Subject to the terms of this Agreement and applicable law, the Sub-Advisor shall have full discretionary authority to manage the assets of the Series designated by the Manager for management by the Sub-Advisor. As part of its services, the Sub-Advisor will:

(i)	Provide investment advisory services, including but not limited to research, advice and supervision for the Series.

(ii)
Furnish to the Board of Directors for approval (or any appropriate committee of such Board of Directors), and revise from time to time as economic conditions require, a recommended investment program for the Series consistent with the Series’ written investment objective and policies.

(iii)
Implement the approved investment program by placing orders for the purchase, sale and exchange of securities, “commodity interests” (as defined in the Commodity Exchange Act, as amended) and other financial instruments without prior consultation with the Manager and without regard to the length of time the securities and other financial instruments have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to (i) the provisions of the Fund's Articles of Incorporation and Bylaws and (ii) the requirements of the 1940 Act, as each of the same shall be from time to time in effect. The Sub-Advisor is also authorized to provide instructions to the Fund’s custodian relating to such purchase, sale and exchange of the Series’ portfolio holdings.

(iv)
Advise and assist the officers of the Fund, as reasonably requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Series.

(v)
Maintain, in connection with the Sub-Advisor’s investment advisory services provided to the Series, its compliance with the 1940 Act and the regulations adopted by the Securities and Exchange Commission (“SEC”) thereunder and the Series’ investment strategies and restrictions as stated in the Fund’s prospectus and statement of additional information (together, the “Registration Statement”), subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 11(d) of this Agreement.

(vi)
Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Series are being observed.

(vii)
Upon request, provide reasonable assistance to the Board of Directors or valuation committee of the Fund with their determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Board of Directors; it being agreed that the Sub-Advisor shall have no responsibility for determining the fair value of the Series’ portfolio holdings.

(viii)
Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement. For the avoidance of doubt, the parties agree that the Sub-Advisor shall not be responsible for expenses related to the operation of the Fund, including, without limitation, compensation of the Fund’s officers or directors, the Fund’s brokerage commissions or taxes, or the Fund’s audit, accounting, administrative, transfer agency, custody, legal, registration, or insurance expenses.

(ix)
Open accounts with Foreign Account Tax Compliance Act compliant broker-dealers, and futures commission merchants (collectively “broker-dealers”), select broker-dealers to effect all transactions for the Series, place all necessary orders with broker‑dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub‑Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients of the Sub-Advisor and its affiliates over time. The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund’s Board of Directors providing such information as the number of aggregated trades to which each Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor shall use its best efforts to obtain execution of transactions for each Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers-dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor or its affiliates. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker-dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker-dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Series and other accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Series. In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

(x)
Section 871(m) Transactions: Sub-Advisor shall not on behalf of the Fund enter into certain U.S. dividend equivalent payment transactions described in Section 871(m) of the U.S. Internal Revenue Code and the regulations thereunder (“871(m) Transaction”) with a foreign counterparty unless: (i), Sub-Advisor adheres to the ISDA 2015 Section 871(m) Protocol on behalf of the Fund, and (ii), The foreign counterparty to the 871(m) Transaction provides Sub-Advisor with a properly completed Form W-8IMY certifying to its status as a qualified derivatives dealer (“QDD”).

(xi)
Maintain all accounts, books and records with respect to the Series as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Series are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Series upon request by the Fund or the Manager. The Sub-Advisor may retain copies of any such records; provided, however, the Sub-Advisor is responsible for maintaining Fund records only insofar as is directly related to the services the Sub-Advisor provides to the Series.

(xii)
Observe and comply with Rule 17j-1 under the 1940 Act and the Sub-Advisor’s code of ethics (the “Code of Ethics”) adopted pursuant to Rule 17j-1 as the same may be amended from time to time. The Manager acknowledges receipt of a copy of Sub-Advisor’s current Code of Ethics. Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor’s Code of Ethics along with certification that the Sub-Advisor has implemented procedures for administering the Sub-Advisor’s Code of Ethics.

(xiii)
From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Series, all in such detail as the Manager or the Fund may reasonably request. The Sub-Advisor will make available its personnel to meet with the Fund’s Board of Directors at the Fund’s principal place of business on reasonable prior notice to review the investments of the Series.

(xiv)
Provide such additional information in the possession of the Sub-Advisor or its affiliates related to the Sub-Advisor’s management of the Series that may be reasonably required for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the “Code”), the 1940 Act, the Investment Advisers Act, the Securities Act of 1933, as amended (the “Securities Act”), and any state securities laws, and any rule or regulation thereunder. Such information may include upon the Fund or Manager’s reasonable request, but is not limited to: the Sub-Advisor’s compliance manual and policies and procedures adopted to comply with Rule 206(4)-7 of the Advisers Act; the Sub-Advisor’s most recent annual compliance report or a detailed summary of such report; timely, accurate and complete responses to all 15(c) questionnaires; timely, accurate and complete responses to all Quarterly Compliance Questionnaires (including the identification of any material compliance matters and a copy of any material changes to the Sub-Advisor’s Rule 206(4)-7 compliance policies and procedures, marked to show material changes along with a written summary of the purpose of each such material change); Annual Proxy Voting Questionnaires; Annual Best Execution and Soft Dollar Questionnaires, and responses to all other reasonable requests from the Manager. The Sub-Advisor agrees to make available on-site at its offices for the Manager’s review all deficiency letters issued by the SEC related to the Sub-Adviser’s investment advisory activities together with all responses given by Sub-Advisor to such letters. The Sub-Advisor will advise the Manager of any material changes in the Sub-Advisor’s ownership within a reasonable time after any such change.

(xv)
Vote proxies received on behalf of each Series (with respect to the portion thereof allocated to the Sub-Advisor) in a manner consistent with the Sub-Advisor’s proxy voting policies and procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Series to file Form N-PX as required by SEC rule.

(xvi)	Respond to tender offers, rights offerings and other voluntary corporate action requests affecting securities held by each Series (with respect to the portion thereof allocated to the Sub-Advisor).

(xvii)
Cooperate with the Manager in its performance of quarterly and annual tax compliance tests to monitor the Series’ compliance with Subchapter M of the Code and Section 817(h) of the Code. If it is determined by the Manager or its tax advisors that the Series is not in compliance with the requirements imposed by the Code, the Sub-Advisor, in consultation with the Manager and its tax advisors, will take prompt action to bring the Series back into compliance with the time permitted under the Code

3.    Prohibited Conduct

In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets; provided that, this Section shall not prohibit the Sub-Advisor from obtaining or using research services provided by such firms. The Manager agrees to provide a list of such other investment advisory firms to the Sub-Advisor, such list to be promptly updated by the Manager upon any changes thereto.

4.    Compensation

As full compensation for all services rendered and obligations assumed by the Sub‑Advisor hereunder with respect to the Fund, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.    Liability of Sub‑Advisor

Neither the Sub Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub Advisor’s investment discretion in connection with selecting investments for a Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub Advisor or any of its directors, officers, employees, agents, or affiliates.

6.    Trade Errors

The Sub-Advisor will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 5, the Sub-Advisor shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade Errors. Any gains which occur due to a Trade Error shall be retained by the Fund. For purposes under this Section 6, Trade Errors are defined as errors due to (i) erroneous orders by the Sub-Advisor for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities for the Series in an unintended amount or price; or (iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Registration Statement and/or imposed by applicable law or regulation (calculated at the Sub-Advisor’s portfolio level), unless otherwise agreed to in writing.

7.    Supplemental Arrangements

The Sub‑Advisor may enter into arrangements with other persons affiliated with the Sub‑Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub‑Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors; provided, however, that entry into any such arrangements shall not relieve the Sub-Advisor of any of its obligations under this Agreement.

The services of the Sub-Advisor to the Manager and the Fund are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Advisor and of its affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients. The Manager agrees that Sub-Advisor may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. Nothing in this Agreement shall be deemed to require Sub-Advisor, its principals, affiliates, agents or employees to purchase or sell for the Fund any security which it or they may purchase or sell for its or their own account or for the account of any other client.

8.    Regulation

The Sub‑Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

9.    Duration and Termination of This Agreement

This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to such Series, shall continue in effect thereafter for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, or the Manager or by vote of a majority of the outstanding voting securities of the Series, in each case, on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment," "voting security" and “majority of the outstanding voting securities”) shall be applied.

10.    Amendment of this Agreement

No amendment of this Agreement shall be effective unless in writing and signed by both parties. No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series (as defined in the 1940 Act) and by vote of a majority of the Board of Directors who are not interested persons (as defined in the 1940 Act) of the Manager, the Sub‑Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such amendment is signed by both parties.

11.    Additional Series

In the event the Manager wishes to appoint the Sub-Advisor to perform the services described in this Agreement with respect to one or more additional Series of the Fund after the effective date of this Agreement, such Series will become a Series under this Agreement upon approval of this Agreement in the manner required by the 1940 Act and the amendment of Appendices A and B hereto.

12.    General Provisions

(a)
Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre‑paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392‑0200, and the address of the Sub‑Advisor shall be Robert W. Baird & Co. Incorporated, Attn: Baird Investment Management, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

(c)	The Sub‑Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

(1)
the Sub‑Advisor fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub‑Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

(2)
the Sub‑Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, specifically naming the Fund or involving the affairs of the Fund.

(3)
the Sub-Advisor becomes aware of any pending or threatened action, suit, proceeding, inquiry or investigation that is reasonably likely to result in a conviction, order, judgment or decree issued with respect to it or any affiliate that could reasonably be expected to result in the Sub-Advisor becoming ineligible to serve as an investment adviser of a registered investment company under the 1940 Act.

(4)
the Sub-Advisor becomes aware of a transaction or series of transactions that is reasonably likely to result in a change in the management or control of the Sub-Advisor or a controlling person thereof or otherwise in the assignment (as defined in the 1940 Act) of this Agreement by the Sub-Advisor.

(d)
The Manager shall provide (or cause the Series custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e)
The Sub-Advisor represents that it will not enter into any agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Fund shares or shares issued by any other registered investment company. Sub-Advisor further represents that it is contrary to the Sub-Advisor’s policies to permit those who select brokers or dealers for execution of fund portfolio securities transactions to take into account the broker or dealer’s promotion or sale of Fund shares or shares issued by any other registered investment company.

(f)
The Sub-Advisor acknowledges that the Series is relying on the exclusion from the definition of commodity pool operator” under Section 4.5 of the General Regulations under the Commodity Exchange Act (“Rule 4.5”). The Sub-Advisor will not exceed the de minimis trading limits set forth in Rule 4.5(c)(2)(iii)(B).

(g)
The Sub-Advisor agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager (not to be unreasonably withheld); provided, however, that the Manager consents to the Sub-Advisor’s use of the Manager’s name and the Fund and Series names in the Sub-Advisor’s representative client list that may be distributed to potential and existing clients and in the Sub-Advisor’s Form ADV Parts 1 and 2A and other regulatory filings so long as this Agreement is in effect.

(h)
The Manager shall promptly notify the Sub-Advisor of the occurrence of any event that would disqualify the Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation.

(i)
The Sub-Advisor shall promptly notify the Manager of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation.

(j)
Each party represents, warrants and covenants to the other party that (i) it has all requisite power and authority to enter into and perform its obligations under the Agreement, (ii) it has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement, (iii) it has duly executed and delivered the Agreement, and (iv) this Agreement constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms. In addition, the Manager represents and warrants that it has the authority to engage the Sub-Advisor on behalf of each Series

(k)	This Agreement contains the entire understanding and agreement of the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL GLOBAL INVESTORS, LLC

By /s/ Clint L. Woods
Name: Clint L. Woods
Title: Vice President, Associate General Counsel, Governance Officer, and Assistant Corporate Secretary

By /s/ Adam U. Shaikh
Name: Adam U. Shaikh
Title: Assistant General Counsel

ROBERT W. BAIRD & CO. INCORPORATED

By /s/ Reik Read
Name: Reik Read
Title: Managing Director, Director of Baird Equity Asset Management

APPENDIX A

INTENTIONALLY OMITTED

APPENDIX B

Effective Date and Initial Term of Sub-Advisory Agreement for each Series
Series	Effective Date	Initial Term
MidCap Growth Fund III	June 30, 2017	2 Years